Exhibit 10.9

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

(Daniel Bennewitz)

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of August 14, 2013 (“Effective Date”), by and among QualityTech GP, LLC, a Delaware limited liability company (the “Company”), QualityTech, LP, a Delaware limited partnership (the “OP”), Quality Technology Services, LLC, a Delaware limited liability company (“QTS”), and Daniel Bennewitz, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, the Company, the OP and the Executive have entered into that certain Employment Agreement, dated June 29, 2013 (the “Employment Agreement”), and now desire to amend the Employment Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

1. Amendment.

(a) The Preamble to the Employment Agreement hereby is amended by deleting the defined term “(“Company”)” and replacing such defined term with: “(together with any successor general partner of the OP, the “Company”).”

(b) Section 4.3.3 of the Employment Agreement hereby is amended by inserting the following new clause (d) and re-numbering the remaining clauses accordingly:

“(d) If not previously vested in full, the Equity Awards and any other equity awards granted to Executive following the date hereof that otherwise would vest during the then-current term of this Agreement (whether the initial term or any renewal term) shall fully vest as of the Termination Date;”

(c) The Employment Agreement hereby is amended by deleting Section 4.3.3 and replacing such section with the following new Section 4.3.3:

“4.3.3 Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death or Disability the OP shall pay all Accrued Obligations to Executive or Executive’s estate in a lump sum in cash within thirty (30) business days after the Termination Date. In addition, if not previously vested in full, the Equity Awards and any other equity awards granted to Executive shall fully vest as of the Termination Date.”

(d) The Employment Agreement hereby is amended by adding new Section 4.6 immediately following Section 4.5:

“4.6 Excise Tax-Related Provisions. The payments and benefits that Executive may be entitled to receive under this Agreement and other payments and benefits that Executive is or may be entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments (as defined below) that are subject to Sections 280G and 4999 of the Code. As provided in this Section 4.6, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow Executive to receive a greater Net After Tax Amount (as defined below) than Executive would receive absent a reduction.

4.6.1 The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

4.6.2 The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

4.6.3 Executive will receive the total Parachute Payments or the Capped Payments, whichever provides Executive with the higher Net After Tax Amount. If Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company) and then by reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company). The Accounting Firm will notify Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send Executive and the Company a copy of its detailed calculations supporting that determination.

4.6.4 As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 4.6, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed under this Section 4.6 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 4.6 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 4.6, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before a Change in Control. For purposes of this Section 4.6, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 4.6, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.”

2. Joinder. QTS hereby joins the Employment Agreement as if QTS were originally a party thereto.

3. Employment Agreement Unchanged. Except as modified by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect and shall be unaffected hereby.

(e) Governing Law. This Amendment, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Kansas, but not including the choice-of-law rules thereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Amendment, or caused this Amendment to be duly executed on its behalf, as of the date first set forth above.

COMPANY

QUALITYTECH GP, LLC

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

OP

QUALITYTECH, LP

By:	QUALITYTECH GP, LLC, its sole general partner

	By:	/s/ Chad L. Williams
		Name:	Chad L. Williams
		Title:	Chief Executive Officer

QTS

QUALITY TECHNOLOGY SERVICES, LLC

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

EXECUTIVE

/s/ Daniel Bennewitz
DANIEL BENNEWITZ